Exhibit 99.1

Contact:	Stephen Forsyth	203-573-2213

Chemtura Reports 2009 First Quarter Results

MIDDLEBURY, CT — May 8, 2009 — Chemtura Corporation, debtor-in-possession, (Pink Sheets: CEMJQ; the “Company”) reported that it had today filed its Quarterly Report on Form 10-Q for the first quarter of 2009.  This release summarizes the financial results and investors are encouraged to review the Form 10-Q for more details of the performance for the quarter.  The Company recorded a net loss of $94 million, or $0.39 per share, for the first quarter of 2009 and a net loss on a managed basis of $26 million, or $0.11 per share for the quarter.

First Quarter Results

The discussion below includes information on both a GAAP and managed basis.  The Company presents managed basis financial information as management uses this information internally to evaluate and direct the performance of the Company’s operations and believes that the managed basis financial information provides useful information to investors.  A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of first quarter results on a GAAP basis:

	First Quarter
(In millions, except per share data)	2009	2008	% change
Net sales	$517	$909	(43)%
Operating loss	$(29)	$(6)	NM
Net loss	$(94)	$(21)	NM
Net loss per share	$(0.39)	$(0.09)	NM

The following is a summary of first quarter results on a managed basis:

	First Quarter
(In millions, except per share data)	2009	2008	% change
Net sales	$517	$909	(43)%
Operating (loss) profit	$(22)	$41	NM
Net (loss) earnings	$(26)	$23	NM
Net (loss) earnings per share	$(0.11)	$0.10	NM

NM = Not Meaningful

U.S Chapter 11 Proceedings

•                  On March 18, 2009, Chemtura Corporation, the parent company, and 26 of its U.S. affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”).  The Chapter 11 cases are being jointly administered by the Court.  The Company’s non-U.S. subsidiaries and certain U.S. subsidiaries were not included in the filing and are not subject to the requirements of the U.S. Bankruptcy Code.  The Company’s U.S. and worldwide operations are expected to continue without interruption during the bankruptcy reorganization process.  A discussion of the events leading to the Chapter 11 filing can be found in the Management Discussion and Analysis section of the First Quarter 10-Q.

•                  On March 20, 2009, as previously announced, the Court approved all the Company’s “first day” motions, allowing for the continuation of normal business operations during the reorganization process.  The Debtors received from the Court, among other things, interim approval to access $190 million of its $400 million senior secured debtor-in-possession credit facility agreement (“DIP Credit Facility”) and approval to pay outstanding employee wages, health benefits, and certain other employee obligations.  Additionally, the Debtors are authorized to continue to honor their current customer policies and programs, in order to ensure the reorganization process will not adversely impact their customers.  On April 29, 2009, the Court entered a final order providing full access to the $400 million DIP Credit Facility.

•                  With the benefit of the additional liquidity provided by the DIP Credit Facility and cash flows following the filing for Chapter 11, the Company has restored the supply of raw materials to its manufacturing facilities and restored production to the levels required to serve customers’ requirements.  The Company’s financial restructuring process is on track with its plans to emerge successfully from Chapter 11 as soon as practicable.

First Quarter 2009 Business Segment Highlights

•                  This quarter, the Company made component realignments within its reporting segments, which were also renamed.  These modifications reflect the changes to its organizational structure announced on January 19, 2009.  The renamed reporting segments are as follows: Consumer Performance Products, Industrial Performance Products, Crop Protection Engineered Products and Industrial Engineered Products.  Industrial Engineered Products is the former Polymer Additives segment excluding the Company’s antioxidant product line and Industrial Performance Products is the former Performance Specialties segment now including the Company’s antioxidant product line.  The Other segment has been eliminated and absorbed into the Industrial Performance Products and Industrial Engineered Products segments.  The presentation of the Consumer Products and Crop Protection segments is unchanged.

•                  The fourth quarter of 2008 had seen an unprecedented reduction in orders for the Company’s products as the global recession deepened and customers saw or anticipated reductions in demand in the industries they served.  January saw no improvement in customer demand from the depressed levels in December 2008, and some business segments saw further deterioration.  While February and March of 2009 saw incremental improvement in net sales compared with January, business conditions remained difficult, particularly for business segments serving cyclically exposed industries as is evidenced by the 43% reduction in sales in the first quarter of 2009 compared with the first quarter of 2008.

•                  Consumer Performance Products revenues declined 21% or $22 million compared with the first quarter of 2008 due to reduced sales volume of $20 million, unfavorable foreign currency translation of $5 million and a $5 million reduction due to exiting the sale of products to distributors in 2008.  These decreases were partially offset by higher selling prices of $8 million.  Operating profit increased $3 million primarily due to higher selling prices, lower distribution cost and selling, general and administrative, and research and development (“SGA&R”) costs savings, partially offset by the impact of unfavorable volume and mix.

•                  Industrial Performance Products revenues declined 47% or $180 million due to lower volume of $176 million and unfavorable foreign currency translation of $8 million, partially offset by higher selling prices of $4 million.  Operating profit on a managed basis decreased $27 million primarily driven by the impact of lower sales volumes and unfavorable product mix of $53 million which was partially offset by lower manufacturing costs of $8 million, lower distribution costs of $5 million, higher selling prices of $4 million and $9 million of lower SGA&R and other costs.  On a GAAP basis, operating profit decreased $26 million.

•                  Crop Protection Engineered Products revenues declined 22% or $20 million due to lower volume of $15 million and unfavorable foreign currency translation of $7 million, partially offset by higher selling prices of $2 million.  Operating profit decreased $5 million primarily driven by the lower sales volumes and unfavorable product mix.

•                  Industrial Engineered Products revenues decreased by 52% or $170 million due to lower volume of $142 million, the divestiture of the oleochemicals business of $31 million and unfavorable foreign currency translation of $4 million partially offset by higher selling prices of $7 million. Operating profit on a managed basis decreased $38 million primarily due to lower volume and unfavorable manufacturing costs resulting from lower plant utilization.  On a GAAP basis, operating profit decreased $24 million which included $14 million of accelerated depreciation in 2008.

•                  Corporate expense for the quarter was $28 million compared with $32 million in the prior year.  Corporate expense included amortization expense related to intangibles of $9 million and $10 million for the first quarter ended 2009 and 2008, respectively.

First Quarter Results - GAAP

•                  Revenue for the quarter was $517 million compared with first quarter 2008 revenue of $909 million.  The decrease in revenue was attributable to reduced sales volumes of $358 million (primarily due to the global recession), the impact of the divestiture of the oleochemicals business of $31 million and unfavorable foreign currency translation of $24 million, partially offset by higher selling prices of $21 million.

•                  Gross profit for the first quarter was $99 million, a decrease of $85 million compared with the same quarter last year.  Gross profit as a percentage of sales decreased to 19% in the quarter from 20% in the prior year.  The decrease in gross profit was primarily driven by $110 million from volume and product mix, $14 million from unfavorable manufacturing costs (primarily due to lower plant utilization), $4 million from unfavorable foreign currency translation and $1 million in higher raw material and energy costs, offset by $21 million from higher selling prices, $13 million in lower distribution costs, a $7 million non-cash charge in 2008 relating to an assumed lease and $3 million from the divestiture of the oleochemicals business.

•                  The operating loss for the first quarter of 2009 was $29 million compared with a loss of $6 million for the first quarter of 2008.  The increase in operating loss reflects an $85 million decrease in gross profit discussed above; a $3 million increase in facility closures, severance and related costs; a $2 million increase in antitrust costs; and $1 million in lower equity income.  These unfavorable impacts were partially offset by a $25 million decrease in depreciation and amortization primarily due to lower accelerated depreciation of property, plant and equipment; a $23 million decrease in loss on the sale of businesses; and a $20 million decrease in SGA&R costs due to savings from the Company’s restructuring programs.

•                  Other income, net decreased by $14 million in the first quarter of 2009 as compared with the same quarter last year.  The decrease primarily reflects non-recurring foreign exchange gains in 2008.

•                  Reorganization items, net represent items realized or incurred by the Company as a direct result of the Debtors pre-petition filing under Chapter 11 of the U.S. Bankruptcy code.  Reorganization items, net primarily include the write-off of discounts and premiums associated with debt instruments of $24 million, the write-off of debt issuance costs of $7 million, professional fees directly related to the reorganization of $5 million and other charges of $4 million.

•                  Net loss attributable to Chemtura Corporation for the first quarter of 2009 was $94 million, or $0.39 per share, compared with a loss of $21 million, or $0.09 per share, for the first quarter of 2008.  The decrease primarily reflects the $40 million in reorganization items, net; a $23 million increase in operating loss discussed above; and a $14 million decrease in other income, net; partially offset by a $3 million decrease in income tax expense and a $1 million decrease in adjustment for income attributable to non-controlling interests.

First Quarter Results - Managed Basis

•                  On a managed basis, first quarter 2009 gross profit was $99 million, or 19% of net sales, as compared with first quarter 2008 managed basis gross profit of $186 million, or 20% of net sales.   Increases in manufacturing costs due to lower plant utilization are the primary drivers in the reduction in margin percentage.

•                  On a managed basis, first quarter 2009 operating loss was $22 million as compared with first quarter 2008 operating profit of $41 million.  The decrease in operating profit primarily reflects the decrease in gross profit, partially offset by decreases in SGA&R costs primarily due to the benefit of the Company’s restructuring programs.

•                  Loss before income taxes on a managed basis in 2009 and 2008 excludes pre-tax GAAP charges of $47 million.  These charges are primarily related to costs associated with the reorganization; accelerated depreciation of property, plant and equipment; facility closures, severance and related costs; antitrust costs; loss on sale of businesses; and accelerated recognition of asset retirement obligations.

•                  Chemtura’s managed basis tax rate of 35% represents a standard tax rate for the Company’s core operations to simplify comparison of underlying operating performance during the course of the Chapter 11 proceedings.  The Company has chosen to apply this rate to pre-tax income on a managed basis.

Cash Flows - GAAP

•                  Net cash used by operations in the quarter ended March 31, 2009 was $77 million as compared with net cash provided by operations of $16 million in 2008 primarily driven by the reduction in proceeds from the sale of receivables under the Company’s accounts receivable facilities.

•                  The balance of accounts receivable sold under the Company’s accounts receivable facilities as of March 31, 2009 was $10 million compared with $103 million as of December 31, 2008 and $337 million as of March 31, 2008.

•                  The reduction in proceeds from the sale of accounts receivable was $93 million in the first quarter of 2009 compared with a $98 million increase in proceeds in the first quarter of 2008.  Excluding the effect of accounts receivable facilities, net cash provided by operations for the first quarter of 2009 was $16 million as compared with $82 million of net cash used in operations in the first quarter of 2008.

•                  As of March 31, 2009, the Company’s accounts receivable balances before the sale of accounts receivable were $452 million as compared with $495 million as of December 31, 2008.  The decrease was primarily due to a decline in sales as a result of the current economic conditions primarily for the Industrial Performance Products and Industrial Engineered Products segments.

•                  As of March 31, 2009, the Company’s inventory balance was $530 million as compared with $611 million at December 31, 2008.  The decrease was due to optimizing production levels with industry demand, changes in foreign exchange rates and liquidity constraints.

•                  Capital expenditures for the quarter ended March 31, 2009 were $8 million compared with $23 million in 2008 which is in line with the Company’s $60 million target for 2009 that was set to conserve cash during this period of depressed demand.

•                  The Company’s total debt as of March 31, 2009 was $1,400 million as compared with $1,204 million as of December 31, 2008.  Total debt increased primarily due to accounts receivable now being mainly financed with bank debt rather than through the sale of accounts receivable under the Company’s accounts receivable facilities.  Cash and cash equivalents were $135 million as of March 31, 2009 compared with $68 million as of December 31, 2008.

###

Chemtura Corporation, with 2008 sales of $3.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These managed basis financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; antitrust costs; gains and losses on sale of business; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations and impairment of long-lived assets. In addition to the managed basis financial measures discussed above, the Company has applied a managed basis effective income tax rate to our managed basis income before taxes. Chemtura’s managed basis tax rate of 35%, represents a standard tax rate for the Company’s core operations to simplify comparison of underlying operating performance while in U.S. bankruptcy. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such managed basis financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.  In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 and Section 21(e) of the Exchange Act of 1934.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•                  The ability to complete a restructuring of our balance sheet and significantly strengthen our Company;

•                  The ability to have the bankruptcy court approve motions required to sustain operations during the Chapter 11 process;

•                  The uncertainties of the Chapter 11 restructuring process including the potential adverse impact on our operations, management, employees and the response of our customers;

•                  The ability to develop, confirm and consummate a Chapter 11 plan of reorganization;

•                  The ability to be compliant with our debt covenants or obtain necessary waivers and amendments;

•                  The ability to complete asset(s) sales;

•                  The ability to reduce our indebtedness levels;

•                  General economic conditions;

•                  Significant international operations and interests;

•                  The ability to obtain increases in selling prices to offset increases in raw material and energy costs;

•                  The ability to retain sales volumes in the event of increasing selling prices;

•                  The ability to absorb fixed cost overhead in the event of lower volumes;

•                  Pension and other post-retirement benefit plan assumptions;

•                  The ability to successfully complete the turnaround of our Industrial Engineered Products segment;

•                  The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;

•                  The ability to sustain profitability in our Crop Protection Engineered Products segment due to new generic competition.  Additionally, the Crop Protection Engineered Products segment is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•                  The ability to sell methyl bromide due to regulatory restrictions;

•                  Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Performance Products and Crop Protection Engineered Products segments;

•                  Changes in the availability and/or quality of our energy and raw materials;

•                  The ability to collect our outstanding receivables;

•                  Changes in interest rates and foreign currency exchange rates;

•                  Changes in technology, market demand and customer requirements;

•                  The enactment of more stringent U.S. and international environmental laws and regulations;

•                  The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;

•                  The ability to recover our deferred tax assets;

•                  The ability to successfully complete the Company’s new SAP platform initiative;

•                  The ability to support the goodwill related to our business segments; and

•                  Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended March 31,
	2009	2008

Net sales	$517	$909

Cost of goods sold	418	725
Selling, general and administrative	70	85
Depreciation and amortization	44	69
Research and development	9	14
Facility closures, severance and related costs	3	—
Antitrust costs	2	—
Loss on sale of business	—	23
Equity income	—	(1)

Operating loss	(29)	(6)
Interest expense	(20)	(20)
Other income, net	1	15
Reorganization items, net	(40)	—

Loss before income taxes	(88)	(11)
Income tax expense	(6)	(9)

Net loss	(94)	(20)

Less: Net income attributable to the non-controlling interest	—	(1)

Net loss attributable to Chemtura Corporation	$(94)	$(21)

Basic and diluted loss per share:
Net loss attributable to Chemtura Corporation	$(0.39)	$(0.09)

Weighted average shares outstanding - Basic and Diluted	242.8	242.1

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$135	$68
Accounts receivable	442	392
Inventories	530	611
Other current assets	152	184
Total current assets	1,259	1,255

NON-CURRENT ASSETS
Property, plant and equipment, net	820	862
Goodwill	260	265
Intangible assets, net	495	517
Other assets	198	158

	$3,032	$3,057

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$169	$3
Current portion of long-term debt	—	1,178
Accounts payable	76	243
Accrued expenses	167	361
Income taxes payable	24	28
Total current liabilities	436	1,813

NON-CURRENT LIABILITIES
Long-term debt	2	23
Pension and post-retirement health care liabilities	156	508
Other liabilities	126	225
Total liabilities not subject to compromise	720	2,569

LIABILITIES SUBJECT TO COMPROMISE	1,974	—

STOCKHOLDERS’ EQUITY
Common stock	3	3
Additional paid-in capital	3,037	3,036
Accumulated deficit	(2,284)	(2,189)
Accumulated other comprehensive loss	(263)	(208)
Treasury stock at cost	(167)	(167)
Total Chemtura stockholders’ equity	326	475

Non-Controlling Interest	12	13
Total stockholders’ equity	338	488

	$3,032	$3,057

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Quarter Ended March 31,
Increase (decrease) to cash	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(94)	$(21)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Loss on sale of business	—	23
Depreciation and amortization	44	69
Stock-based compensation expense	1	3
Reorganization items, net	40	—
Equity income	—	(1)
Changes in assets and liabilities, net	(68)	(57)
Net cash (used in) provided by operations	(77)	16

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	3	62
Payments for acquisitions, net of cash acquired	(5)	(26)
Capital expenditures	(8)	(23)
Net cash (used in) provided by investing activities	(10)	13

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debtor-in-possession facility, net	165	—
Proceeds from credit facility, net	9	50
Payments on long term borrowings	—	(31)
Proceeds from short term borrowings	1	1
Dividends paid	—	(12)
Payments for debt issuance costs	(19)	—
Other financing activities	—	(1)
Net cash provided by financing activities	156	7

CASH
Effect of exchange rates on cash and cash equivalents	(2)	2

Change in cash and cash equivalents	67	38
Cash and cash equivalents at beginning of period	68	77

Cash and cash equivalents at end of period	$135	$115

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Quarter Ended March 31,
	2009	2008
SALES

Consumer Performance Products	$85	$107
Industrial Performance Products	206	386
Crop Protection Engineered Products	69	89
Industrial Engineered Products	157	327
Total Sales	$517	$909

OPERATING PROFIT (LOSS)

Consumer Performance Products	$4	$1
Industrial Performance Products	5	31
Crop Protection Engineered Products	16	21
Industrial Engineered Products	(21)	3
Segment Operating Profit	4	56

General corporate expense, including amortization	(28)	(32)
Change in useful life of property, plant and equipment	—	(7)
Facility closures, severance and related costs	(3)	—
Antitrust costs	(2)	—
Loss on sale of business	—	(23)
Total Operating Loss	$(29)	$(6)

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter Ended March 31, 2009 versus 2008

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended March 31,
	Net Sales	Pre-tax Earnings (Loss)

2008	$909	$(11)

2008 Accelerated recognition of asset retirement obligation	—	2
2008 Accelerated depreciation of property, plant and equipment	—	22
2008 Loss on sale of business	—	23
	909	36

Higher selling prices	21	21
Unit volume and mix	(358)	(110)
Foreign currency impact	(24)	—
Divestitures	(31)	3
Manufacturing variances	—	(14)
Lower distribution costs	—	13
Higher raw materials/energy costs	—	(1)
Reductions in SGA&R, excluding foreign exchange impact	—	15
Reductions in depreciation and amortization	—	5
Lease accounting	—	7
Lower foreign exchange gains	—	(18)
Other	—	2
	517	(41)

2009 Accelerated depreciation of property, plant and equipment	—	(2)
2009 Facility closures, severance and related costs	—	(3)
2009 Antitrust costs	—	(2)
2009 Reorganization items, net	—	(40)

2009	$517	$(88)

CHEMTURA CORPORATION

GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended March 31, 2009			Quarter Ended March 31, 2008
		Managed Basis	Managed Basis		Managed Basis	Managed Basis
	GAAP	Adjustment	Revised	GAAP	Adjustment	Revised

Net sales	$517	$—	$517	$909	$—	$909

Cost of goods sold	418	—	418	725	(2)	723
Selling, general and administrative	70	—	70	85	—	85
Depreciation and amortization	44	(2)	42	69	(22)	47
Research and development	9	—	9	14	—	14
Facility closures, severance and related costs	3	(3)	—	—	—	—
Antitrust costs	2	(2)	—	—	—	—
Loss on sale of business	—	—	—	23	(23)	—
Equity Income	—	—	—	(1)	—	(1)

Operating (loss) profit	(29)	7	(22)	(6)	47	41
Interest expense	(20)	—	(20)	(20)	—	(20)
Other income, net	1	—	1	15	—	15
Reorganization items, net	(40)	40	—	—	—	—

(Loss) earnings before income taxes	(88)	47	(41)	(11)	47	36
Income tax (expense) benefit	(6)	21	15	(9)	(3)	(12)

Net (loss) earnings	(94)	68	(26)	(20)	44	24

Less: Net income attributable to the non-controlling interest	—	—	—	(1)	—	(1)

Net (loss) earnings attributable to Chemtura Corporation	$(94)	$68	$(26)	$(21)	$44	$23

Basic and diluted (loss) earnings per share:
Net (loss) earnings attributable to Chemtura Corporation	$(0.39)		$(0.11)	$(0.09)		$0.10

Weighted average shares outstanding - Basic and Diluted	242.8		242.8	242.1		242.1

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligation		$—			$2
Accelerated depreciation of property, plant and equipment		2			22
Facility closures, severance and related costs		3			—
Antitrust costs		2			—
Loss on sale of business		—			23
Reorganization items, net		40			—
Pre-Tax		47			47

Adjustment to apply a Managed Basis effective tax rate		21			(3)
Net (loss) earnings attributable to Chemtura Corporation		$68			$44

CHEMTURA CORPORATION

GAAP and Managed Basis Segment  Sales and Operating Profit (Unaudited)

(In millions of dollars)

	Quarter Ended March 31, 2009			Quarter Ended March 31, 2008
	GAAP	Managed Basis	Managed Basis	GAAP	Managed Basis	Managed Basis
	Historical	Adjustment	Revised	Historical	Adjustment	Revised
SALES

Consumer Performance Products	$85	$—	$85	$107	$—	$107
Industrial Performance Products	206	—	206	386	—	386
Crop Protection Engineered Products	69	—	69	89	—	89
Industrial Engineered Products	157	—	157	327	—	327
Total sales	$517	$—	$517	$909	$—	$909

OPERATING PROFIT

Consumer Performance Products	$4	$—	$4	$1	$—	$1
Industrial Performance Products	5	2	7	31	3	34
Crop Protection Engineered Products	16	—	16	21	—	21
Industrial Engineered Products	(21)	—	(21)	3	14	17
Segment operating profit	4	2	6	56	17	73

General corporate expense, including amortization	(28)	—	(28)	(32)	—	(32)
Change in useful life of property, plant and equipment	—	—	—	(7)	7	—
Facility closures, severance and related costs	(3)	3	—	—	—	—
Antitrust costs	(2)	2	—	—	—	—
Loss on sale of business	—	—	—	(23)	23	—

Total operating (loss) profit	$(29)	$7	$(22)	$(6)	$47	$41

DEPRECIATION AND AMORTIZATION

Consumer Performance Products	$2	$—	$2	$3	$—	$3
Industrial Performance Products	12	(2)	10	10	(1)	9
Crop Protection Engineered Products	2	—	2	2	—	2
Industrial Engineered Products	18	—	18	35	(14)	21
General corporate expense, including amortization	10	—	10	19	(7)	12
Total depreciation and amortization	$44	$(2)	$42	$69	$(22)	$47

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligation		$—			$2
Accelerated depreciation of property, plant and equipment		2			22
Facility closures, severance and related costs		3			—
Antitrust costs		2			—
Loss on sale of business		—			23
		$7			$47